HD SUPPLY, INC.	EXHIBIT 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

HD Supply, Inc. is one of the largest industrial distribution companies in North America. With a diverse portfolio of industry-leading businesses and more than 80 years of experience, we provide a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets. HD Supply has an expansive offering of approximately one million SKUs of quality, name-brand and propriety-brand products at competitive prices. Through 640 locations across 45 states and nine Canadian provinces, we provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to our customers’ success.

Description of market sectors

Through seven industrial distribution businesses in the U.S. and a Canadian operation, we provide products and services to professional customers in the Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors, as presented below:

Infrastructure & Energy — To support established infrastructure and economic growth, our Infrastructure & Energy businesses serve customers in the Infrastructure & Energy market sector by striving to meet their demand for the critical supplies and services used to build and maintain water systems, oil refineries, and petrochemical plants, and for the generation, transmission, distribution and application of electrical power. This market sector is made up of the following businesses:

—	Waterworks — Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

—

Power Solutions (formerly Utilities/Electrical) — Distributes electrical transmission and distribution products, power plant maintenance, repair and operations (“MRO”) supplies, smart-grid technologies, and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors and distributes electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

Maintenance, Repair & Improvement — Our Maintenance, Repair & Improvement businesses serve customers in the Maintenance, Repair & Improvement market sector by striving to meet their continual demand for supplies needed to fix and upgrade facilities across multiple industries. This market sector is made up of the following businesses:

—	Facilities Maintenance — Supplies MRO products and upgrade and renovation services largely to the multifamily, healthcare, hospitality, institutional, and industrial markets.

—	Crown Bolt — A retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving The Home Depot, Inc.

—	Repair & Remodel — Offers light remodeling and construction supplies primarily to small remodeling contractors and trade professionals.

Specialty Construction — Our Specialty Construction businesses serve customers in the Specialty Construction market sector by striving to meet their very distinct, customized supply needs in commercial, residential and industrial applications. This market sector is made up of the following businesses:

—	White Cap — Distributes specialized hardware, tools and building materials to professional contractors.

—

Creative Touch Interiors (“CTI”) — Offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial, and senior living projects.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

For a description of the relationship among our market sectors, our businesses and our financial reporting segments, see “Item 1. Business — Our sectors” within Part I of our annual report on Form 10-K, filed with the SEC on March 23, 2012.

Acquisitions

We enter into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. In accordance with the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations, the results of the acquisitions we completed are reflected in our consolidated financial statements from the date of acquisition forward.

On May 2, 2011, we closed on a transaction to acquire substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. (“RAMSCO”) for approximately $21 million. RAMSCO specializes in distributing water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations are operated as part of the HD Supply Waterworks business.

On June 1, 2009, we acquired substantially all of the assets of ORCO Construction Supply, a former competitor of the White Cap business, out of bankruptcy, for approximately $16 million. These assets are utilized as part of the HD Supply White Cap business.

Subsequent Event

On June 29, 2012, the Company purchased Peachtree Business Products LLC for approximately $196 million. Headquartered in Marietta, Georgia, Peachtree Business Products specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree Business Products LLC will be operated as part of the Company’s Facilities Maintenance segment.

Discontinued operations

On September 9, 2011, we sold all of the issued and outstanding equity interests in our Plumbing/HVAC business to Hajoca Corporation. We received cash proceeds of approximately $116 million, net of $8 million remaining in escrow and $4 million of transaction costs. As a result of the sale, we recorded a $7 million pre-tax gain in fiscal 2011.

On February 28, 2011, we sold substantially all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada, and received proceeds of approximately $11 million, less $1 million remaining in escrow. As a result of the sale, we recorded a $2 million pre-tax gain in fiscal 2011.

Subsequent Event

On March 26, 2012, we sold all of the issued and outstanding equity interests in our Industrial Pipes, Valves and Fittings (“IPVF”) business to Shale-Inland Holdings, LLC for proceeds of approximately $469 million, which is subject to a customary working capital adjustment.

Financial Information

In accordance with ASC 205-20, Discontinued Operations, the results of these operations as well as the gain on sale of businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and the gains on the sales of businesses, net of tax, as one line item on the Consolidated Statements of Operations. All Consolidated Statements of Operations presented have been revised to reflect this presentation. For additional detail related to the results of operations of the discontinued operations, see “Note 3, Discontinued Operations,” in the Notes to the Consolidated Financial Statements within Item 8 of this current report on Form 8-K.

Key business metrics

Revenues

We earn our revenues primarily from the sale of approximately one million construction, infrastructure, maintenance and renovation and improvement related products and our provision of related services to

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

approximately 440,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. We recognize our revenue, net of sales tax and allowances for returns and discounts, when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectability is reasonably assured. Net sales in certain of our market sectors, particularly Infrastructure & Energy, fluctuate with the costs of required commodities.

We ship products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers.

We include shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $96 million, $91 million, and $84 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

Gross profit

Gross profit primarily represents the difference between the product cost from our suppliers (net of earned rebates and discounts) including the cost of inbound freight and the sale price to our customers. The cost of outbound freight (including internal transfers), purchasing, receiving and warehousing are included in Selling, general and administrative expenses within operating expenses. Our gross profits may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in cost of sales.

Operating expenses

Operating expenses are primarily comprised of selling, general and administrative costs, which include payroll expenses (salaries, wages, employee benefits, payroll taxes and bonuses), rent, insurance, utilities, repair and maintenance and professional fees. In addition, operating expenses include depreciation and amortization, restructuring charges, and goodwill impairments.

EBITDA and Adjusted EBITDA

EBITDA, a measure used by management to evaluate operating performance, is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, and (iii) Depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“U.S. GAAP”) and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as measures of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. We believe EBITDA and Adjusted EBITDA are helpful in highlighting trends because they exclude the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. We further believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA measures when reporting their results. We use non-GAAP financial measures to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Relationship with Home Depot

Historical relationship

On August 30, 2007, investment funds associated with Bain Capital Partners, LLC, The Carlyle Group and Clayton, Dubilier & Rice, Inc. formed HDS Investment Holding, Inc. (“Holding”) and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual property and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holding’s direct wholly-owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply (the “Company”). Through these transactions (the “Transactions”), Home Depot was paid cash of $8.2 billion and 12.5% of HDS Holding’s common stock worth $325 million for certain intellectual property and all of the outstanding common stock of HD Supply and CND Holdings, including all dividends and interest payable associated with those shares. During the first quarter of fiscal 2009, the Company received $22 million from Home Depot for the working capital adjustment and settlement of other items finalizing the purchase price of the Transactions.

On-going relationship

We derive revenue from the sale of products to Home Depot. Revenue from these sales is recorded at an amount that approximates market. In addition to sales, we purchase products from Home Depot. All purchases are at amounts that management believes an unrelated third party would pay.

Strategic agreement

On the date of the Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot.

Seasonality

In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Fiscal year

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended January 29, 2012 (“fiscal 2011”), January 30, 2011 (“fiscal 2010”), and January 31, 2010 (“fiscal 2009”) all include 52 weeks.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Consolidated results of operations

				Percentage Increase (Decrease)
	Fiscal Year			2011 vs. 2010	2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$ 7,028	$ 6,449	$ 6,313	9.0	2.2
Gross profit	2,014	1,841	1,768	9.4	4.1
Operating expenses:
Selling, general & administrative	1,532	1,455	1,453	5.3	0.1
Depreciation & amortization	327	341	359	(4.1)	(5.0)
Restructuring	–	8	21	*	(61.9)
Goodwill impairment(a)	–	–	219	*	*

Total operating expenses	1,859	1,804	2,052	3.0	(12.1)
Operating income (loss)	155	37	(284)	*	*
Interest expense	639	623	602	2.6	3.5
Other (income) expense, net	–	(1)	(208)	*	*

Income (loss) from continuing operations before provision (benefit) for income taxes	(484)	(585)	(678)	17.3	13.7
Provision (benefit) for income taxes	79	28	(198)	*	*

Income (loss) from continuing operations	$ (563)	$ (613)	$ (480)	8.2	(27.7)

Other Financial Data:
EBITDA(b)	$ 484	$ 381	$ 288	27.0	32.3
Adjusted EBITDA(b)	$ 508	$ 411	$ 343	23.6	19.8

* not meaningful

(a) See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 5, Goodwill and Intangible Assets”

(b) The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions):

	Fiscal Year
	2011	2010	2009
Net income (loss)	$ (543)	$ (619)	$ (514)
Less income (loss) from discontinued operations, net of tax	20	(6)	(34)

Income (loss) from continuing operations	(563)	(613)	(480)

Interest expense, net	639	623	602
Provision (benefit) from income taxes	79	28	(198)
Depreciation and amortization	329	343	364

EBITDA	$ 484	$ 381	$288

Adjustments to EBITDA:
Other (income) expense, net (i)	–	(1)	(208)
Goodwill impairment	–	–	219
Restructuring charge (ii)	–	8	21
Stock-based compensation	20	17	18
Management fee & related expenses paid to Equity Sponsors (iii)	5	5	5
Other	(1)	1	–

Adjusted EBITDA	$ 508	$ 411	$ 343

(i)	Represents the gain/loss on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.
(ii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iii)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee and related expenses through August 2017.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

				Basis Point Increase (Decrease)
	% of Net sales
	Fiscal Year			2011 vs. 2010	2010 vs. 2009
	2011	2010	2009
Net sales	100.0%	100.0%	100.0%	–	–
Gross profit	28.7	28.5	28.0	20	50
Operating expenses:
Selling, general & administrative	21.8	22.6	23.0	(80)	(40)
Depreciation & amortization	4.7	5.2	5.7	(50)	(50)
Restructuring	–	0.1	0.3	(10)	(20)
Goodwill impairment	–	–	3.5	–	(350)

Total operating expenses	26.5	27.9	32.5	(140)	(460)

Operating income (loss)	2.2	0.6	(4.5)	160	510
Interest expense	9.1	9.7	9.5	(60)	20
Other (income) expense, net	–	–	(3.3)	–	(330)

Income (loss) from continuing operations before provision (benefit) for income taxes	(6.9)	(9.1)	(10.7)	220	160
Provision (benefit) for income taxes	1.1	0.4	(3.1)	70	350

Income (loss) from continuing operations	(8.0)	(9.5)	(7.6)	150	(190)

Other Financial Data:
EBITDA	6.9	5.9	4.6	100	130
Adjusted EBITDA	7.2	6.4	5.4	80	100

Fiscal 2011 compared to fiscal 2010

Highlights

Net sales in fiscal 2011 increased $579 million, or 9.0%, compared to fiscal 2010. All of our market sectors realized increases in Net sales, led by the Infrastructure & Energy market sector. Despite continued weakness in the economy, during fiscal 2011, our sales initiatives, continued focus on margin expansion and cost control resulted in an increase in our Operating income of $118 million and our Adjusted EBITDA of $97 million, or 23.6%, as compared to fiscal 2010. In addition, we continue to maintain strong liquidity, with $1.2 billion available as of January 29, 2012.

Our increases in Net Sales and Adjusted EBITDA were achieved despite the continued weak economy and construction markets. Single-family housing starts declined approximately 8% in 2011, but are projected to increase by a 20% to 30% compound annual rate from 2011 to 2014. Non-residential construction declined 2% in 2011 versus 2010. A compound annual growth rate of between 6% and 13% is forecasted from 2011 to 2014.

Net sales

Net sales increased $579 million, or 9.0%, to $7,028 million during fiscal 2011 as compared to fiscal 2010.

Each of our market sectors experienced an increase in Net sales during fiscal 2011 as compared to fiscal 2010. Net sales were positively impacted by improvements in the energy market, sales initiatives, and commodity prices. Our Infrastructure & Energy market sector experienced the largest growth, with an increase of $276 million, or 8.8%, in fiscal 2011 as compared to fiscal 2010.

Gross profit

Gross profit increased $173 million, or 9.4%, to $2,014 million during fiscal 2011 as compared to fiscal 2010.

An increase in gross profit in fiscal 2011 was experienced across all of our market sectors. The improvements in gross profit were primarily driven by increased sales volumes. Gross profit as a percentage of Net sales (“gross margin”) increased approximately 20 basis points to 28.7% in fiscal 2011 from 28.5% in fiscal 2010, primarily as a result of product mix.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Operating expenses

Operating expenses increased $55 million, or 3.0%, to $1,859 million during fiscal 2011 as compared to fiscal 2010.

Selling, general and administrative expenses increased at all of our market sectors during fiscal 2011 as compared to fiscal 2010, primarily as a result of increases in variable expenses due to sales volume increases and, to a lesser extent, an increase in employee benefits related to the restoration of the Company’s match on the 401(k) defined contribution plan. Selling, general and administrative expenses as a percentage of Net sales declined approximately 80 basis points to 21.8% in fiscal 2011 as compared to fiscal 2010, through the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Depreciation and amortization expense declined primarily due to lower capital expenditures in recent years. During fiscal 2010, we recorded $8 million of restructuring charges under the fiscal 2009 restructuring plan.

Operating income (loss)

Operating income of $155 million increased $118 million during fiscal 2011 as compared to fiscal 2010, as a result of the improvement in Net sales and Gross profit and control over growth in Operating expenses. Operating income as a percentage of Net sales increased approximately 160 basis points in fiscal 2011 as compared to fiscal 2010. The improvement was driven by our Specialty Construction and Maintenance, Repair & Improvement market sectors, and, to a lesser extent, our and Infrastructure & Energy market sector.

Interest expense

Interest expense associated with interest-bearing debt was higher in fiscal 2011 as compared to fiscal 2010. The increase is due to an increase in the principal of the 13.5% Senior Subordinated Notes due to the paid-in-kind interest capitalization, partially offset by a decline in average debt balances on the ABL Credit Facility and Cash Flow Revolver as compared to fiscal 2010. Interest expense in fiscal 2011 was also positively impacted by a reduction in interest rates on our variable rate debt as compared to fiscal 2010.

Other (income) expense, net

During fiscal 2010, we recognized a $6 million gain related to the valuation of our interest rate swaps.

In connection with the amendment of our debt agreements in first quarter 2010, we incurred financing fees of approximately $34 million, of which approximately $3 million were charged to Other (income) expense, net in the Consolidated Statement of Operations for fiscal 2010 in accordance with U.S. GAAP (Accounting Standards Codification (“ASC”) 470- 50, Debt-Modifications and Extinguishments). The remaining $31 million was deferred and is being amortized to interest expense over the term of the amended agreements. In addition, in connection with the $30 million prepayment of non-extending Term Loans under the Senior Secured Credit Facility in first quarter 2010, we wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of the deferred debt costs, resulting in a charge of $2 million, reflected in Other (income) expense, net in the Consolidated Statements of Operations for fiscal 2010.

Provision (benefit) for income taxes

The provision (benefit) for income taxes from continuing operations increased to a $79 million provision in fiscal 2011 from a $28 million provision in fiscal 2010. The effective rate for continuing operations for fiscal 2011 was an expense of 16.4%, mainly driven by the impact of a $243 million increase in the U.S. valuation allowance on deferred tax assets. The U.S. valuation allowance for fiscal 2011 includes an increase of $58 million related to deferred tax liabilities generated by indefinite lived intangibles. The deferred tax liability associated with indefinite life intangibles is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences. The effective rate for continuing operations for fiscal 2010 was an expense of 4.8% driven by the impact of a $217 million increase in the valuation allowance on deferred tax assets.

We regularly assess the realization of our net deferred tax assets and the need for any valuation allowance. This assessment requires management to make judgments as to the recoverability of the deferred tax assets and if it is determined that it is “more likely than not” that the benefits will not be realized, valuation allowances are recognized. In evaluating whether it is “more likely than not” that the Company would recover these deferred

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

tax assets, future taxable income, the reversal of existing temporary differences, and tax planning strategies are considered.

EBITDA and Adjusted EBITDA

EBITDA increased $103 million, or 27.0%, in fiscal 2011 as compared to fiscal 2010 and Adjusted EBITDA increased $97 million, or 23.6%, in fiscal 2011 as compared to fiscal 2010. The increase in EBITDA and Adjusted EBITDA is primarily due to the increases in Net sales and Gross profit. Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points to 7.2% in fiscal 2011, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Fiscal 2010 compared to fiscal 2009

Highlights

Net sales in fiscal 2010 increased $136 million, or 2.2%, compared to fiscal 2009, led by increased volume in the Maintenance, Repair & Improvement market sector. For the first time since 2006, the residential construction market, measured by single family housing starts, experienced positive growth in 2010, of 7%.

Our Operating income in fiscal 2010 improved by $321 million, primarily as a result of the non-cash goodwill impairment charge of $219 million recorded in fiscal 2009. As a result of our continued cost reduction and margin expansion efforts, our Operating income in fiscal 2010 increased by $102 million as compared to fiscal 2009 excluding the goodwill impairment charge. During fiscal 2010, our Adjusted EBITDA increased $68 million, or 19.8%, as compared to fiscal 2009.

During fiscal 2010, the Company recorded charges of $8 million for branch closures and consolidations under previously announced plans. During fiscal 2009, the Company recorded charges of $21 million for branch closures, primarily at our Specialty Construction and Infrastructure & Energy market sectors under a plan initiated in the third quarter of fiscal 2009. Fiscal 2009 was also negatively impacted by inventory valuation charges of $5 million recorded in the fourth quarter as a result of continued weakness in the construction market. The inventory valuation charges are included in Cost of sales in the Company’s consolidated statement of operations. We continued to benefit from our ongoing corporate cost reduction efforts and branch closure and consolidation activities.

Net sales

Net sales increased $136 million, or 2.2%, to $6,449 million during fiscal 2010 as compared to fiscal 2009.

The increase in Net sales in fiscal 2010 was driven by our Maintenance, Repair & Improvement and Infrastructure & Energy market sectors, offset by a decrease at our Specialty Construction market sector. Net sales were positively impacted by market volumes, efforts to gain market share, sales initiatives, commodity prices, and approximately $34 million of positive impact from the Canadian exchange rate in fiscal 2010 as compared to fiscal 2009. Partially offsetting these increases was the negative impact of the continuing weakness in the residential construction market and the continued weakening in the commercial construction market.

Gross profit

Gross profit increased $73 million, or 4.1%, to $1,841 million during fiscal 2010 as compared to fiscal 2009.

The increase in gross profit during fiscal 2010 was driven by our Maintenance, Repair & Improvement and Specialty Construction market sectors. Gross profit for our Infrastructure & Energy market sector increased slightly during fiscal 2010 as compared to fiscal 2009.

Gross profit as a percentage of Net sales (“gross margin”) increased approximately 50 basis points to 28.5% in fiscal 2010 from 28.0% in fiscal 2009. The increases were driven by improved product sourcing, product mix, and a shift in our business mix toward our higher margin Maintenance, Repair & Improvement sector. In addition, the gross margin in fiscal 2009 was negatively impacted by $5 million of inventory valuation charges.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Operating expenses

Operating expenses decreased $248 million, or 12.1%, to $1,804 million during fiscal 2010 as compared to fiscal 2009. Operating expenses in fiscal 2009 included a goodwill impairment charge of $219 million. Excluding the goodwill impairment charge in fiscal 2009, Operating expenses decreased $29 million, or 1.6%, in fiscal 2010 as compared to fiscal 2009.

Selling, general and administrative expenses increased during fiscal 2010 as compared to fiscal 2009 at our Maintenance, Repair & Improvement sector primarily related to software implementation, freight costs and personnel expenses supporting new sales growth initiatives and volume increases. Substantially offsetting these increases were decreases at our Specialty Construction and Infrastructure & Energy sectors, primarily due to personnel reductions, reduced operating costs due to branch closures, and other cost reduction initiatives begun during fiscal 2009.

Depreciation and amortization expense decreased during fiscal 2010 as compared to fiscal 2009 due to the timing of asset acquisitions and amortization of intangible assets. This decrease was partially offset by an increase in software amortization expense. In addition, Operating expenses included restructuring charges of $8 million and $21 million during fiscal 2010 and fiscal 2009, respectively.

Operating expenses as a percentage of Net sales decreased significantly in fiscal 2010 as compared to fiscal 2009, primarily due to the goodwill impairment charge in fiscal 2009. Excluding the goodwill impairment charge, Operating expenses as a percentage of Net sales decreased approximately 100 basis points in fiscal 2010 as compared to fiscal 2009. This decrease was driven by personnel reductions, reduced operating costs due to branch closures, and other cost reduction efforts at our Specialty Construction and Infrastructure & Energy sectors, partially offset by an increase in expenses at our Maintenance, Repair & Improvement sector.

Operating income (loss)

Operating income of $37 million improved $321 million during fiscal 2010 as compared to an Operating loss of $284 million in fiscal 2009, primarily due to the goodwill impairment charge in fiscal 2009. Excluding the goodwill impairment charge in fiscal 2009, Operating income improved $102 million during fiscal 2010 as compared to fiscal 2009, primarily at our Specialty Construction sector, though all of our sectors experienced improvements in Operating income, excluding goodwill impairments. Operating income as a percentage of Net sales increased significantly in fiscal 2010 as compared fiscal 2009, primarily due to the goodwill impairment charge in fiscal 2009. Excluding the goodwill impairment charge, Operating income as a percentage of Net sales increased approximately 160 basis points in fiscal 2010 as compared to fiscal 2009. The improvement in fiscal 2010 was driven by our Specialty Construction sector and, to a lesser extent, our Infrastructure & Energy and Maintenance, Repair & Improvement sectors.

Interest expense

Interest expense associated with interest-bearing debt was higher in fiscal 2010 as compared to fiscal 2009. The increase in interest expense is primarily due to an increase in the principal of the 13.5% Senior Subordinated Notes due to the paid-in-kind interest capitalization and an increase in interest rates as a result of our credit amendments, partially offset by a decline in average debt balances. The lower average debt balances in fiscal 2010 were due to repayments on the ABL Credit Facility, Term Loan, and Revolving Credit Facility, partially offset by the interest capitalization on the 13.5% Senior Subordinated Notes.

Other (income) expense, net

During fiscal 2010, we recognized a $6 million gain related to the valuation of our interest rate swaps.

In connection with the amendment of our debt agreements in first quarter 2010, we incurred financing fees of approximately $34 million, of which approximately $3 million were charged to Other (income) expense, net in the Consolidated Statement of Operations for fiscal 2010 in accordance with U.S. GAAP (ASC 470- 50, Debt-Modifications and Extinguishments). The remaining $31 million was deferred and is being amortized to interest expense over the term of the amended agreements. In addition, in connection with the first quarter 2010 $30 million prepayment of non-extending Term Loans under the Senior Secured Credit Facility, we wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of the deferred debt

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

costs, resulting in a charge of $2 million, reflected in Other (income) expense, net in the Consolidated Statements of Operations for fiscal 2010.

During first quarter 2009, we repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. As a result, we recognized a $200 million pre-tax gain for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. In addition, we recognized an $11 million gain in fiscal 2009 related to the valuation of our interest rate swaps.

Provision (benefit) for income taxes

The provision (benefit) for income taxes from continuing operations decreased to a $28 million provision in fiscal 2010 from a $198 million benefit in fiscal 2009. The effective rate for continuing operations for fiscal 2010 was an expense of 4.8%, driven by the impact of a $217 million increase in the valuation allowance on deferred tax assets. The effective rate for continuing operations for fiscal 2009 was a benefit of 29.2%, driven by the impact of the goodwill impairment.

EBITDA and Adjusted EBITDA

EBITDA increased $93 million, or 32.3%, in fiscal 2010 as compared to fiscal 2009 and Adjusted EBITDA increased $68 million, or 19.8%, in fiscal 2010 as compared to fiscal 2009. The increase in EBITDA and Adjusted EBITDA is primarily due to the increases in Net sales and Gross profit. Fiscal 2009 EBITDA was negatively affected by the $219 million goodwill impairment, offset by the $200 million gain on debt extinguishment, net of the write-off of unamortized deferred debt issuance costs. Adjusted EBITDA as a percentage of Net sales increased approximately 100 basis points to 6.4% in fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Results of operations by market sector

Infrastructure & Energy

	Fiscal Year			Increase (Decrease)
				2011 vs. 2010	2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$ 3,396	$ 3,120	$ 3,060	8.8%	2.0%
Operating income (loss)	$ 38	$ 19	$ (181)	100.0%	*
% of Net sales	1.1%	0.6%	(5.9)%	50 bps	650 bps
Depreciation and amortization	124	123	124	0.8%	(0.8)%
Restructuring	–	1	7	*	*
Goodwill impairment	–	–	188	–	*

Adjusted EBITDA	$ 162	$ 143	$ 138	13.3%	3.6%
% of Net sales	4.8%	4.6%	4.5%	20 bps	10 bps

* not meaningful

Fiscal 2011 compared to fiscal 2010

Net sales

Net sales increased $276 million, or 8.8%, to $3,396 million during fiscal 2011 as compared to fiscal 2010.

The increase in Net sales in fiscal 2011 was driven by increases of $163 million, or 11.2%, at Power Solutions and $113 million, or 6.8%, at Waterworks.

Net sales growth at Power Solutions and Waterworks was primarily due to sales initiatives, increased transmission and substation projects, and positive impacts from fluctuating commodity prices, primarily copper and steel at Power Solutions and primarily PVC at Waterworks. The acquisition of RAMSCO also contributed to the Net sales increase at Waterworks.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Adjusted EBITDA

Adjusted EBITDA increased $19 million, or 13.3%, during fiscal 2011 as compared to fiscal 2010, driven by an increase of $18 million at Waterworks. Adjusted EBITDA increased $1 million at Power Solutions.

The Adjusted EBITDA increase at Waterworks was driven by volume increases and positive impacts from fluctuating commodity prices. The positive impacts at Waterworks were partially offset by higher Selling, general and administrative costs, primarily due to variable compensation as a result of higher volumes.

Adjusted EBITDA as a percentage of Net sales increased approximately 20 basis points in fiscal 2011 as compared to fiscal 2010. The increase was driven primarily by the leverage of fixed costs through sales volume increases and efforts to control variable expenses at Waterworks and Power Solutions, partially offset by slight gross margin compression at Power Solutions.

Fiscal 2010 compared to fiscal 2009

Net sales

Net sales increased $60 million, or 2.0%, to $3,120 million during fiscal 2010 as compared to fiscal 2009.

The increase in Net sales in fiscal 2010 was due to an increase of $53 million, or 3.7%, at Power Solutions and an increase of $7 million, or 0.4%, at Waterworks.

The Net sales growth at Power Solutions was driven by volume increases due to a gradual improvement in the residential market, partially offset by lower capital and maintenance spend by utilities in most customer end-markets primarily due to continued weakness in the overall economy and continued focus on working capital management. In addition, Net sales increased at Power Solutions and Waterworks through sales initiatives and positive impacts from fluctuating commodity prices, primarily copper and steel at Power Solutions and primarily PVC at Waterworks.

Adjusted EBITDA

Adjusted EBITDA increased $5 million, or 3.6%, during fiscal 2010 as compared to fiscal 2009, driven by an increase of $9 million at Power Solutions. These increases were partially offset by a decrease in Adjusted EBITDA at Waterworks of $5 million.

The Adjusted EBITDA increase at Power Solutions was driven by volume increases in the residential market, partially offset by volume declines in the utilities sector. Waterworks experienced decreases in Selling, general and administrative costs primarily due to volume declines and personnel reductions. Offsetting these positive impacts to Adjusted EBITDA, Waterworks experienced margin compression in fiscal 2010 as a result of competitive pricing pressures and product mix.

Adjusted EBITDA as a percentage of net sales increased approximately 10 basis points in fiscal 2010 as compared to fiscal 2009. The increase in fiscal 2010 was driven by the leverage of fixed costs through sales volume increases, partially offset by margin compression at Waterworks.

Maintenance, Repair & Improvement

	Fiscal Year			Increase (Decrease)
				2011 vs. 2010	2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$ 2,292	$ 2,117	$ 2,023	8.3%	4.6%
Operating income (loss)	$ 254	$ 205	$ 156	23.9%	31.4%
% of Net sales	11.1%	9.7%	7.7%	140 bps	200 bps
Depreciation and amortization	143	146	149	(2.1)%	(2.0)%
Restructuring	–	–	1	–	*
Goodwill impairment	–	–	30	–	*

Adjusted EBITDA	$ 397	$ 351	$ 336	13.1%	4.5%
% of Net sales	17.3%	16.6%	16.6%	70 bps	–

* not meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Fiscal 2011 compared to fiscal 2010

Net sales

Net sales increased $175 million, or 8.3%, to $2,292 million during fiscal 2011 as compared to fiscal 2010.

The increase in Net sales in fiscal 2011 was driven by Facilities Maintenance, which had an increase of $188 million, or 11.2%, and, to a lesser extent, Repair & Remodel, which had an increase of $10 million, or 7.1%. Partially offsetting this sales growth was a decline in Net sales at Crown Bolt.

The Net sales growth at Facilities Maintenance was driven by new initiatives primarily in the hospitality, multi-family, and healthcare markets. In addition, Net sales were positively impacted by favorable market conditions in the multi-family and hospitality industries. The Net sales growth at Repair & Remodel was driven by volume, primarily as a result of sales initiatives and the opening of a new location in the Los Angeles market during the second quarter of fiscal 2010. The decrease in Crown Bolt’s Net sales was primarily due to the discontinuation of the audio-visual product line at the end of fiscal 2010. During fiscal 2011 and fiscal 2010, Crown Bolt recorded $20 million and $12 million, respectively, in Net sales in accordance with the minimum purchase requirement provisions of the strategic purchase agreement with Home Depot.

Adjusted EBITDA

Adjusted EBITDA increased $46 million, or 13.1%, during fiscal 2011 as compared to fiscal 2010.

The increase in Adjusted EBITDA was driven by Facilities Maintenance and, to a lesser extent, Crown Bolt and Repair & Remodel. The increase at Facilities Maintenance in fiscal 2011 was due to volume increases and new sales initiatives, partially offset by increased Selling, general and administrative expense related to the volume increases and new initiatives. Also, contributing to the increased Selling, general and administrative expenses were increased average fuel prices and the reinstatement of the Company’s 401(k) match.

Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 17.3% in fiscal 2011 as compared to fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expense at Facilities Maintenance and Repair & Remodel, and gross margin improvements due to product mix at Crown Bolt. These increases were partially offset by investment in sales force additions at Facilities Maintenance and a shift in mix within the sector.

Fiscal 2010 compared to fiscal 2009

Net sales

Net sales increased $94 million, or 4.6%, to $2,117 million during fiscal 2010 as compared to fiscal 2009.

The increase in Net sales in fiscal 2010 was driven by Facilities Maintenance, which had an increase of $73 million, or 4.5%. Crown Bolt and Repair & Remodel also had a combined increase in Net sales during fiscal 2010 of $21 million, or 5.0%, as compared to fiscal 2009.

The Net sales growth at Facilities Maintenance was driven by new initiatives primarily in the hospitality, multi-family, and healthcare markets. The Net sales growth at Repair & Remodel was driven by volume, primarily as a result of sales initiatives and the opening of a new location in the Los Angeles market. During fiscal 2010, Crown Bolt recorded $12 million in Net sales in accordance with the minimum purchase requirement provisions of the strategic purchase agreement with Home Depot. Partially offsetting this positive impact to Crown Bolt’s Net sales was a decrease in Net sales due to volume and price decreases.

Adjusted EBITDA

Adjusted EBITDA increased $15 million, or 4.5%, during fiscal 2010 as compared to fiscal 2009.

The increase in Adjusted EBITDA was driven by the $12 million of Net sales recorded at Crown Bolt in accordance with the strategic purchase agreement provisions. In addition, the sector experienced improvements in gross margin driven by sales initiatives, favorable product mix, and certain one-time costs incurred during fiscal 2009. Partially offsetting these favorable impacts was an increase in Selling, general and administrative costs

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

related to software implementation, freight costs and personnel expenses supporting new sales growth initiatives and volume increases.

Adjusted EBITDA as a percentage of Net sales remained flat in fiscal 2010 as compared to fiscal 2009. The positive impacts of the gross margin increases were offset by an increase in Selling, general and administrative expenses.

Specialty Construction

	Fiscal Year			Increase (Decrease)
				2011 vs. 2010	2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$ 1,171	$ 1,061	$ 1,095	10.4%	(3.1)%
Operating income (loss)	$ (38)	$ (84)	$ (142)	(54.8)	(40.8)%
% of Net sales	(3.2)%	(7.9)%	(13.0)%	(470) bps	(510) bps
Depreciation and amortization	43	51	61	(15.7)%	(16.4)%
Restructuring	–	8	13	*	(38.5)%

Adjusted EBITDA	$ 5	$ (25)	$ (68)	*	(63.2)%
% of Net sales	0.4%	(2.4)%	(6.2)%	280 bps	(380) bps

* not meaningful

Fiscal 2011 compared to fiscal 2010

Net sales

Net sales increased $110 million, or 10.4%, to $1,171 million during fiscal 2011 as compared to fiscal 2010.

The increase in Net sales was driven by a $130 million, or 15.2%, increase at White Cap, partially offset by a decline in Net sales at CTI. The increase in Net sales at White Cap was driven primarily by sales initiatives and, to a lesser extent, rising commodity prices, primarily steel. The decrease in Net sales during fiscal 2011 at CTI was driven by volume declines in the residential construction market, in part due to the expiration of the U.S. tax incentives for homebuyers in the second quarter of fiscal 2010.

Adjusted EBITDA

Adjusted EBITDA improved $30 million during fiscal 2011 to $5 million compared to a loss of $25 million in fiscal 2010.

The improvement in Adjusted EBITDA was driven by White Cap, and, to a lesser extent, CTI. White Cap’s improvement was primarily driven by gross profit increases as a result of volume and commodity impacts, the leverage of fixed costs through sales volume increases, and efforts to control variable expenses. The improvement in CTI’s Adjusted EBITDA was primarily due to a decrease in Selling, general, and administrative expense, as a result of personnel reductions, the closure of certain underperforming branches, and efforts to control variable expenses.

Adjusted EBITDA as a percentage of Net sales improved to 0.4% in fiscal 2011 from (2.4%) in fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses at White Cap and, to a lesser extent, improved gross margins at both businesses and a shift in mix within the sector.

Fiscal 2010 compared to fiscal 2009

Net sales

Net sales decreased $34 million, or 3.1%, to $1,061 million during fiscal 2010 as compared to fiscal 2009.

White Cap and CTI experienced declines in Net sales of $20 million and $14 million, respectively, in fiscal 2010 as compared to fiscal 2009, which represent declines of 2.3% and 6.4%, respectively. The Net sales decreases were driven by a continued impact of the weakened construction markets as the residential recovery has stalled.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Partially offsetting these declines were favorable impacts to Net sales during fiscal 2010 due to rising commodity prices.

Adjusted EBITDA

Adjusted EBITDA improved $43 million during fiscal 2010 to a loss of $25 million compared to a loss of $68 million in fiscal 2009.

The improvement in Adjusted EBITDA in fiscal 2010 was driven by a decrease in Selling, general and administrative expenses, primarily due to personnel reductions, reduced operating costs due to branch closures, and other cost reduction initiatives begun during fiscal 2009. In addition, fiscal 2010 Adjusted EBITDA was favorably impacted by gross profit increases, driven by product mix, commodity impacts, and one-time costs incurred during fiscal 2009.

Adjusted EBITDA as a percentage of Net sales improved approximately 380 basis points in fiscal 2010 as compared to fiscal 2009. The improvement was primarily due to improved gross margins and significant reductions in fixed costs across the sector.

Liquidity, capital resources and financial condition

Sources and uses of cash

Our sources of funds, primarily from operations, cash on-hand, and, to the extent necessary, from readily available external financing arrangements, are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the operating needs of our business for at least the next twelve months.

During fiscal 2011, cash inflow was primarily provided by cash receipts from operations and proceeds from the sale of businesses. The fiscal 2011 inflows along with cash on hand were utilized to meet the cash flow needs of the business including, but not limited to, payment of operating expenses, funding capital expenditures, investing in working capital, and the payment of interest on debt. In addition, the Company paid $10 million in net debt repayments.

On April 12, 2012, HD Supply, Inc. consummated the following transactions (the “Refinancing Transactions”) in connection with the refinancing of the senior portion of its debt structure:

•	the issuance of $950 million of its 8.125% Senior Secured First Priority Notes due 2019 (the “First Priority Notes”);

•	the issuance of $675 million of its 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”);

•	the issuance of approximately $757 million of its 14.875% Senior Notes due 2020 (the “Senior Notes”);

•	entry into a new senior term facility (the “Senior Term Facility”) maturing in 2017 and providing for term loans in an aggregate principal amount of $1 billion; and

•

entry into a new senior asset based lending facility (the “ABL Facility”) maturing in 2017 and providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1.5 billion.

The proceeds of the First Priority Notes, the Second Priority Notes, the Senior Notes, the Senior Term Facility and the ABL Facility were used to (i) repay all amounts outstanding under the Existing Senior Secured Credit Facility (as defined below), (ii) repay all amounts outstanding under the Existing ABL Credit Facility (as defined below), (iii) repurchase all remaining outstanding Old Senior Notes (as defined below) and (iv) pay related fees and expenses.

Immediately following the consummation of the Refinancing Transactions, the Company’s liquidity was approximately $700 million, comprised of approximately $100 million of cash and cash equivalents and approximately $600 million of additional available borrowings under the Senior ABL Facility.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Information about the Company’s cash flows, by category, is presented in the Consolidated Statements of Cash Flows and is summarized as follows:

Net cash provided by (used for):

Amounts in millions	Fiscal 2011	Fiscal 2010	Fiscal 2009
Operating activities	$ (165)	$ 551	$ 69
Investing activities	(6)	(45)	(41)
Financing activities	(10)	(755)	(263)

Working capital

Working capital, excluding cash and cash equivalents, increased to $901 million as of the end of fiscal 2011 from $884 million as of the end of fiscal 2010. The increase was primarily driven by an increase in receivables and inventory as well as a decrease to accounts payable due to the timing of inventory purchases, substantially offset by the working capital decrease for the sale of businesses and increases in accrued interest and the current maturities of long-term debt.

Working capital, excluding cash and cash equivalents, decreased to $884 million as of the end of fiscal 2010 from $1,386 million as of the end of fiscal 2009. The decrease was primarily driven by the collection of an income tax receivable of $220 million and an increase to accounts payable of $321 million due to the timing of inventory purchases.

Operating activities

Cash flow from operating activities in fiscal 2011 was a use of $165 million compared with cash flows provided by operating activities of $551 million in fiscal 2010. The decrease was primarily due to the timing of payments for the purchase of inventory and the receipt of an IRS refund in fiscal 2010 of $220 million.

Cash flow from operating activities in fiscal 2010 was $551 million compared with $69 million in fiscal 2009. The increase was primarily due to the timing of payments for the purchase of inventory and the receipt of an IRS refund of $220 million in fiscal 2010. These increases were partially offset by the receipt of an IRS refund in fiscal 2009 of $134 million.

Investing activities

During fiscal 2011, cash used in investing activities was $6 million, primarily driven by $115 million of capital expenditures and the $21 million acquisition of RAMSCO, partially offset by $128 million of proceeds from the sale of businesses. During fiscal 2011, capital expenditures increased $66 million as compared to fiscal 2010, driven by the purchase of open-ended vehicle leases and reflecting our commitment to invest in our business through information technology, greenfield expansion, and other strategic initiatives.

During fiscal 2010, cash used in investing activities was $45 million, primarily driven by $49 million of capital expenditures.

During fiscal 2009, cash used in investing activities was $41 million, primarily driven by $58 million of capital expenditures and the $16 million acquisition of ORCO, partially offset by the receipt of $22 million for the final working capital adjustment related to the Transactions.

Financing activities

During fiscal 2011, cash used in financing activities was $10 million, due entirely to net debt repayments.

During fiscal 2010, cash used in financing activities was $755 million, due to net debt repayments of $722 million, including the prepayment on the Term Loan of $30 million, and $34 million in financing fees related to the amendment of our credit agreements.

During fiscal 2009, cash used in financing activities was $263 million, as a result of net debt repayments, including the repurchase of $252 million principal amount of the 13.5% Senior Subordinated Notes for $62 million.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

External financing

As of January 29, 2012, we have an aggregate principal amount of $5.5 billion of outstanding debt, $200 million of available borrowings under our Existing Revolving Credit Facility and $993 million of available borrowings under our Existing ABL Credit Facility (after giving effect to the borrowing base limitations and approximately $66 million in letters of credit issued and including $57 million of borrowings available on qualifying cash balances).

Our outstanding debt as of January 29, 2012 and January 30, 2011 consisted of the following outstanding principal amounts with the respective interest rates (dollars in millions):

	January 29, 2012		January 30, 2011
	Outstanding Principal	Interest Rate %	Outstanding Principal	Interest Rate %

Term Loan due August 30, 2012	$73	1.53	$74	1.56
Term Loan due April 1, 2014	855	3.03	864	3.06
ABL Term Loan due April 1, 2014	214	3.56	214	3.53
12.0% Senior Notes due September 1, 2014	2,500	12.00	2,500	12.00
13.5% Senior Subordinated Notes due September 1, 2015	1,820	13.50	1,597	13.50

Total long-term debt	$5,462		$5,249

Existing Senior Secured Credit Facility

The Company maintained a senior secured credit facility (the “Existing Senior Secured Credit Facility”) comprised of a $928 million term loan (the “Term Loan”) and a $200 million revolving credit facility (the “Revolving Credit Facility”). On March 19, 2010, the Company entered into Amendment No. 3 (the “Cash Flow Amendment”) to its Existing Senior Secured Credit Facility, dated as of August 30, 2007, by and among the Company, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and the other lenders and financial institutions from time to time party thereto. The Cash Flow Amendment extended the maturity date from August 30, 2012 to April 1, 2014 of approximately $874 million in principal amount of outstanding Term Loan under the Existing Senior Secured Credit Facility. Home Depot, which guarantees payment of the Term Loan under the Existing Senior Secured Credit Facility (“THD Guarantee”), consented to the Cash Flow Amendment. Concurrently, Home Depot and the Company entered into an agreement pursuant to which Home Depot consented to any later amendment to the Existing Senior Secured Credit Facility, as amended, (similar in form and substance to the Cash Flow Amendment) that would extend the maturity of the remaining approximately $104 million of outstanding Term Loan to a date that is not later than the maturity date in effect from time to time under the Cash Flow Amendment. In addition, the Company entered into a letter agreement with Home Depot, pursuant to which the Company agreed that, while the THD Guarantee is outstanding, the Company would not voluntarily repurchase any Old Senior Notes or 13.5% Senior Subordinated Notes, directly or indirectly, without Home Depot’s prior written consent, subject to certain exceptions, including debt repurchases with equity or permitted refinancings. The Company also agreed to prepay $30 million in aggregate principal amount of non-extending Term Loan under the Existing Senior Secured Credit Facility. This prepayment was completed during the first quarter of fiscal 2010. The maturity date of the extended outstanding Term Loan may be further extended to a date not later than June 1, 2014, without further consent by the lenders, if Home Depot provides a notice electing to extend its guarantee of the Term Loan to such later date. However, Home Depot is under no obligation to provide such notice or make such election to further extend its guarantee, and the Company cannot provide any assurance that Home Depot will provide such notice or make such election or on what terms it might do so. The remaining outstanding non-extended Term Loan will mature on the original maturity date of such loan, i.e. August 30, 2012. The Existing Senior Secured Credit Facility can be repaid at any time without penalty or premium and was repaid in April 2012.

The Cash Flow Amendment increased the borrowing margins applicable to the extended portion of the Term Loan by 150 basis points, such that the extended Term Loan bears interest at Prime plus 1.75% or LIBOR plus 2.75% at the Company’s election. The remaining non-extended Term Loan continues to bear interest at Prime plus 0.25% or LIBOR plus 1.25% at the Company’s election. Interest on the Term Loan is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). During fiscal 2011, the Term Loan due August 30, 2012 had an average outstanding balance of $73 million at a weighted average interest rate of 1.56% and the Term Loan due April 1, 2014 had an average outstanding balance of $860 million at a weighted average

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

interest rate of 3.06%. During fiscal 2010, the Term Loan due August 30, 2012 had an average outstanding balance of $149 million at a weighted average interest rate of 1.54% and the Term Loan due April 1, 2014 had an average outstanding balance of $869 million at a weighted average interest rate of 3.11%.

The extended and non-extended portions of the Term Loan outstanding under the Existing Senior Secured Credit Facility, as amended, amortize in nominal quarterly installments equal to 0.25% of the original aggregate principal amount of the Term Loan. Additionally, beginning in fiscal 2009, the Company is required to pay down the Term Loan in an amount equal to 50% of Excess Cash Flow from the preceding fiscal year, as defined in the Term Loan agreement, such percentage is reduced to 0% upon the attainment of certain leverage ratio targets. Under the Excess Cash Flow provisions of the Existing Senior Secured Credit Facility, the Company is not required to repay a portion of the Term Loan during fiscal 2012 and was not required to repay a portion of the Term Loan during fiscal 2011, fiscal 2010 or fiscal 2009.

The THD Guarantee was valued at $106 million at the issuance of the Existing Senior Secured Credit Facility in August 2007 and was being amortized to interest expense over the original five-year life of the Term Loan on a straight-line basis which approximates the effective interest method. As a result of the extension of the THD Guarantee on the extended Term Loan, the amortization period of a pro-rata portion of the unamortized THD Guarantee has also been extended, on a straight-line basis, until April 1, 2014. During fiscal 2011, fiscal 2010, and fiscal 2009 the Company recorded amortization of the guarantee of $13 million, $14 million, and $21 million, respectively, which is reflected in Interest Expense in the Consolidated Statements of Operations. In connection with the $30 million prepayment of the non-extending portion of the Term Loan under the Existing Senior Secured Credit Facility, the Company wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of deferred debt costs, resulting in a pre-tax charge of $2 million in fiscal 2010. This charge is reflected in Other (income) expense, net in the Consolidated Statements of Operations.

The Revolving Credit Facility is due August 30, 2013 and bears interest at Prime plus 3.0% or LIBOR plus 4.0% at the Company’s election. The Revolving Credit Facility also has a 0.5% unused commitment fee and a Letter of Credit fee of 4.0% per annum. There were no amounts outstanding under the Revolving Credit Facility as of January 29, 2012 or January 30, 2011. During fiscal 2011, the Revolving Credit Facility had an average outstanding balance of zero. During fiscal 2010, the Revolving Credit Facility had an average outstanding balance of $125 million at a weighted average interest rate of 4.28%. As of January 29, 2012 and January 30, 2011, there were no outstanding Letters of Credit under the Revolving Credit Facility. Interest on the Revolving Credit Facility is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly).

In addition to Home Depot’s guarantee of the Term Loan payments, the Existing Senior Secured Credit Facility is further collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The Existing Senior Secured Credit Facility contains various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants. The Existing Senior Secured Credit Facility is subject to an acceleration clause under an Event of Default, as defined in the Existing Senior Secured Credit Facility agreement. All amounts outstanding under the Existing Senior Secured Credit Facility were repaid in April 2012 using the proceeds from the Refinancing Transactions.

Existing Asset Based Lending Credit Agreement

The Company maintained a $2.1 billion asset based lending credit agreement (the “Existing ABL Credit Facility”) subject to borrowing base limitations. On March 19, 2010, the Company entered into the Limited Consent and Amendment No. 3 (the “ABL Amendment”) to its Existing ABL Credit Facility, dated as of August 30, 2007, by and among the Company, certain subsidiaries of the Company, GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.), as administrative agent and collateral agent, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the several lenders and financial institutions from time to time parties thereto. Pursuant to the ABL Amendment, the Company (i) converted approximately $214 million of commitments under the Existing ABL Credit Facility into a term loan (the “ABL Term Loan”), (ii) extended the maturity date of approximately $1,537 million of the

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

commitments under the Existing ABL Credit Facility (the “ABL Revolving Credit Facility”) from August 30, 2012 to the later of April 1, 2014 and the maturity date of the extended Term Loan under the Cash Flow Amendment, and (iii) reduced the total commitments under the Existing ABL Credit Facility by approximately $45 million. The ABL Term Loan does not amortize and the entire principal amount thereof is due and payable on the later of April 1, 2014 and the maturity date of the extended Term Loan under the Existing Senior Secured Credit Facility, as amended. The remaining approximately $304 million of commitments under the Existing ABL Credit Facility mature on the original maturity date of such commitments, i.e. August 30, 2012. The Existing ABL Credit Facility can be repaid at any time without penalty or premium and was repaid in April 2012.

The ABL Amendment provided for a borrowing rate of Prime plus 2.25% or LIBOR plus 3.25% per annum applicable to the ABL Term Loan and increased the borrowing margins applicable to the extended portion of the ABL Revolving Credit Facility, such that the extended ABL Revolving Credit Facility bears interest at Prime plus 2.25% or LIBOR plus 3.25% per annum at the Company’s election and contains an unused commitment fee of 0.75%. The non-extended ABL Revolving Credit Facility continues to bear interest at Prime plus 0.5% or LIBOR plus 1.5% per annum at the Company’s election and contain an unused commitment fee of 0.25%.

As of January 29, 2012, there were no amounts outstanding under the ABL Revolving Credit Facility due August 30, 2012 or the ABL Revolving Credit Facility due April 1, 2014. During fiscal 2011, the ABL Term Loan had an average outstanding balance of $214 million at a weighted average interest rate of 3.50%, the ABL Revolving Credit Facility due August 30, 2012 had an average outstanding balance of $12 million at a weighted average interest rate of 1.76%, and the ABL Revolving Credit Facility due April 1, 2014 had an average outstanding balance of $77 million at a weighted average interest rate of 3.51%. During fiscal 2010, the ABL Term Loan had an average outstanding balance of $214 million at a weighted average interest rate of 3.60%, the ABL Revolving Credit Facility due August 30, 2012 had an average outstanding balance of $59 million at a weighted average interest rate of 2.01%, and the ABL Revolving Credit Facility due April 1, 2014 had an average outstanding balance of $57 million at a weighted average interest rate of 3.58%.

As of January 29, 2012, the Company had available borrowings under the Existing ABL Credit Facility of $993 million, after giving effect to the borrowing base limitations and letters of credit issued and including $57 million of borrowings available on qualifying cash balances. The Company can use up to $400 million of its available borrowing under the Existing ABL Credit Facility for Letters of Credit which are charged a fee of 1.5% per annum for amounts borrowed under the non-extended portion and 3.25% per annum for amounts borrowed under the extended portion. As of January 29, 2012, there were approximately $9 million and $57 million, respectively, of Letters of Credit outstanding under the Existing ABL Credit Facility due August 30, 2012 and April 1, 2014, respectively. As of January 30, 2011, there were approximately $11 million and $60 million, respectively, of Letters of Credit outstanding under the Existing ABL Credit Facility due August 30, 2012 and April 1, 2014, respectively.

The Existing ABL Credit Facility contains various restrictive covenants including a limitation on the amount of dividends to be paid. In addition, if the Company’s availability under the Existing ABL Credit Facility falls below $210 million (a “Liquidity Event”), the Company will be required to maintain a Fixed Charge Coverage Ratio of at least 1.0:1.0, as defined in the Existing ABL Credit Facility. The Company is in compliance with all such covenants. The Existing ABL Credit Facility is collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The Existing ABL Credit Facility is subject to an acceleration clause in a Liquidity Event or an Event of Default, as defined in the Existing ABL Credit Facility agreement. Under such acceleration, the administrative agent can direct payments from the Company’s depository accounts to directly pay down the outstanding balance under the Existing ABL Credit Facility. All amounts outstanding under the Existing ABL Credit Facility were repaid in April 2012 using the proceeds from the Refinancing Transactions.

In connection with the Cash Flow Amendment and ABL Amendment, the Company incurred financing fees of approximately $34 million, of which approximately $31 million were deferred and are being amortized into interest expense over the term of the amended facilities in accordance with U.S. GAAP for debt modifications (ASC 470-50, Debt-Modifications and Extinguishments). The non-deferred financing fees are reported in Other (income) expense, net in the Consolidated Statements of Operations.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Lehman Brothers and Woodlands Commercial Bank

Lehman Brothers Special Financing Inc. and Lehman Commercial Paper, Inc. (together “Lehman Brothers”) is committed to fund up to $95 million of the non-extended portion of the Company’s $2.1 billion Existing ABL Credit Facility, maturing August 30, 2012, and Woodlands Commercial Bank (“Woodlands,” f/k/a Lehman Commercial Bank, an affiliate of Lehman Brothers) is committed to fund $100 million of the Company’s $300 million original availability under the Revolving Credit Facility.

On September 15, 2008, Lehman Brothers filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (“Lehman’s bankruptcy”). Subsequent to Lehman’s bankruptcy, the Company drew down on the Existing ABL Credit Facility and Lehman Brothers failed to fund their portion of the Existing ABL Credit Facility commitment. Lehman is currently in the process of emerging from bankruptcy and is expected to cure their default on the Existing ABL Credit Facility commitment. As of January 29, 2012, there were no outstanding borrowings under the Existing ABL Credit Facility from Lehman Brothers.

On April 21, 2011, the Company drew down the entire $300 million Revolving Credit Facility and Woodlands failed to fund their $100 million Revolving Credit Facility commitment. The following day, the Company repaid the entire Revolving Credit Facility balance. As a result of Woodlands’ default, the Company no longer pays the 0.5% unused commitment fee on Woodlands’ $100 million Revolving Credit Facility commitment and the Revolving Credit Facility is effectively reduced to $200 million.

Old Senior Notes

On August 30, 2007, the Company issued $2.5 billion of Senior Notes bearing interest at a rate of 12.0% (the “Old Senior Notes”). Interest payments are due each March 1st and September 1st through maturity. The Old Senior Notes mature on September 1, 2014 and can be redeemed by the Company as follows:

Redemption Period	Redemption Price
September 1, 2011 – August 31, 2012	106% plus accrued interest
September 1, 2012 – August 31, 2013	103% plus accrued interest
September 1, 2013 – Thereafter	100% plus accrued interest

The Old Senior Notes were redeemed in April 2012 at 106% plus accrued interest. The Old Senior Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

13.5% Senior Subordinated Notes

On August 30, 2007, the Company issued $1.3 billion of Senior Subordinated PIK Notes bearing interest at a rate of 13.5% (the “13.5% Senior Subordinated Notes”). Interest payments are due each March 1st and September 1st through maturity except that the first eight payment periods through September 2011 were payments in kind (“PIK”) and therefore increased the balance of the outstanding indebtedness rather than paid in cash. During fiscal 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes for $62 million. As a result, we recognized a $200 million pre-tax gain for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. As a result of PIK interest capitalizations and the extinguishment of a portion of the principal, as of January 29, 2012, the outstanding principal balance of the 13.5% Senior Subordinated Notes was $1.8 billion. The 13.5% Senior Subordinated Notes mature on September 1, 2015 and can be redeemed by the Company as follows:

Redemption Period	Redemption Price
September 1, 2011 – August 31, 2012	106.75% plus accrued interest
September 1, 2012 – August 31, 2013	103.375% plus accrued interest
September 1, 2013 – Thereafter	100% plus accrued interest

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

The 13.5% Senior Subordinated Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

The Old Senior Notes and the 13.5% Senior Subordinated Notes are both fully and unconditionally guaranteed by our direct or indirect wholly-owned domestic subsidiaries. These guarantees can automatically be released under customary circumstances, including the sale of the assets of the subsidiary providing the guarantee. See the section titled “Description of Notes” of our Registration Statement on Form S-4 filed with the SEC on July 27, 2009 for a detailed description of our outstanding notes, including a discussion of each of the circumstances under which subsidiary guarantees may be released.

Interest rate swaps

We maintained interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At execution, our swaps committed us to pay fixed interest and receive variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. Swaps with a combined $200 million notional value matured on January 31, 2010. The remaining swaps with a combined $200 million notional value matured on January 31, 2011, the first day of fiscal 2011.

The following table summarizes the weighted average rates and notional amounts of these agreements for the periods presented.

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Weighted average notional value outstanding (millions)	–	$200	$400
Weighted average fixed rate paid	–	3.9%	3.8%
Weighted average floating rate received	–	0.3%	0.3%

Commodity and interest rate risk

Commodity risk

We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates and higher material costs. In addition, our operating performance is affected by price fluctuations in the commodity-based products that we purchase and sell, which contain commodities such as steel, copper, aluminum, PVC, petroleum and other commodities. We are also exposed to fluctuations in petroleum costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable gross margins.

As discussed above, our results of operations were favorably or negatively impacted by fluctuating commodity prices based on our ability or inability to pass increases in the prices of certain commodity-based products to our customers. Such commodity price fluctuations have from time to time produced volatility in our financial performance and could continue to do so in the future.

Interest rate risk related to debt

Giving effect to the Refinancing Transactions, we are subject to interest rate risk associated with our ABL Credit Facility due April 2017 and our Term Loan due October 2017.

•

Until the date that is three months after the closing date of the ABL Facility, at the option of the applicable borrower, the interest rates applicable to the loans under the ABL Facility will be based, (i) in the case of U.S. dollar denominated loans, either at LIBOR plus 2.00% or Prime Rate plus 1.00% and (ii) in the case of Canadian dollar denominated loans, either at the BA Rate plus 2.00% or the Canadian Prime Rate plus 1.00%. From and after the date that is three months after the closing date of the ABL Facility, the foregoing interest margins will be subject to a pricing grid, as included in ABL Facility agreement, based on average excess availability for the previous fiscal quarter.

•	The Term Loan bears interest at LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 6.00% or Prime plus a borrowing margin of 5.00% at the Company’s election.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

While changes in interest rates impact the fair value of the fixed rate debt, there is no impact to earnings and cash flow. Alternatively, while changes in interest rates do not affect the fair value of our variable-interest rate debt, they do affect future earnings and cash flows. A 1% increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $14 million (giving effect to the Refinancing Transactions and excluding the effect of the interest rate floor on our Term Loan).

Off-balance sheet arrangements

In accordance with generally accepted accounting principles in the United States of America, operating leases for a portion of our real estate and other assets are not reflected in our Consolidated Balance Sheets.

Contractual obligations

The following table discloses aggregate information about our contractual obligations as of January 29, 2012 and the periods in which payments are due (amounts in millions):

		Payments due by period

	Total	Fiscal 2012	Fiscal 2013-2014	Fiscal 2015-2016	Fiscal years after 2016

Long-term debt	$5,462	$82	$3,560	$1,820	$–
Interest on long-term debt(1)	1,987	595	1,146	246	–
Operating leases	482	126	180	90	86
Purchase obligations (2)	671	671	–	–	–

Total contractual cash obligations (3)	$8,602	$1,474	$4,886	$2,156	$86

(1)	The interest on long-term debt includes payments for agent administration fees.

(2)	Purchase obligations include various commitments with vendors to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but the Company has no intent to cancel.

(3)	The contractual obligations table excludes $214 million of unrecognized tax benefits due to uncertainty regarding the timing of future cash payments, if any, related to the liabilities recorded in accordance with the U.S. GAAP guidance for uncertain tax positions.

Contractual obligations as adjusted for the Refinancing Transactions

The following table discloses aggregate information about our contractual obligations, giving effect to the Refinancing Transactions as if they occurred on January 29, 2012, and the periods in which payments are due (amounts in millions):

		Payments due by period

	Total	Fiscal 2012	Fiscal 2013-2014	Fiscal 2015-2016	Fiscal years after 2016

Long-term debt(1)	$6,492	$8	$20	$1,840	$4,624
Interest on long-term debt(2)	3,055	485	967	719	884
Operating leases	482	126	180	90	86
Purchase obligations(3)	671	671	–	–	–

Total contractual cash obligations(4)	$10,700	$1,290	$1,167	$2,649	$5,594

(1)	“Fiscal years after 2016” includes estimates of payments or redemptions of the New Senior Notes required to ensure the New Senior Notes are not treated as applicable high yield discount obligations for U.S. federal income tax purposes. “Fiscal years after 2016” also includes $910 million for interest that will be paid in kind through 2017, increasing the balance of the indebtedness outstanding rather than paid in cash.

(2)	The interest on long-term debt includes payments for agent administration fees.

(3)	Purchase obligations include various commitments with vendors to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but the Company has no intent to cancel.

(4)	The contractual obligations table excludes $214 million of unrecognized tax benefits due to uncertainty regarding the timing of future cash payments, if any, related to the liabilities recorded in accordance with the U.S. GAAP guidance for uncertain tax positions.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Recent accounting pronouncements

Multiple-deliverable revenue arrangements – In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, “Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”). This ASU addresses how to separate deliverables under multiple-deliverable arrangements and how to measure and allocate arrangement consideration to one or more units of accounting. In addition, ASU 2009-13 expands the disclosures related to a company’s multiple-deliverable revenue arrangements. The Company adopted the provisions of ASU 2009-13 on January 31, 2011. The adoption did not have an impact on the consolidated financial statements or results of operations.

Fair value measurement – In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-04 to have a material impact on the Company’s financial position or results of operations.

Comprehensive income – In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. The amendments contained in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-05, as amended by ASU 2011-12, will not have an impact on the Company’s financial position or results of operations. However, adopting the guidance will affect the presentation of components of comprehensive income by eliminating the historical practice of showing these items within the Consolidated Statements of Stockholders’ Equity.

Goodwill impairment testing – In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, although early adoption is permitted. The adoption of ASU 2011-08 will not have an impact on the Company’s financial position or results of operations.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

Critical accounting policies

Our critical accounting policies include:

Revenue recognition

We recognize revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured. We ship products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers.

Allowance for doubtful accounts

We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness and an assessment of our lien and bond rights. Initially, we estimate an allowance for doubtful accounts as a percentage of aged receivables. This estimate is periodically adjusted when we become aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in our historical collection patterns. While we have a large customer base that is geographically dispersed, a slowdown in the markets in which we operate may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all of our inventories is determined by the moving or weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of potential excess and obsolete inventories based on inventory aging and anticipated future demand. Periodically, each branch’s perpetual inventory records are adjusted to reflect any declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the saleability of our products or our relationship with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Consideration received from vendors

At the beginning of each calendar year, we enter into agreements with many of our vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2012 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of long-lived assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators are based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. Accounting Standards Codification 350, Intangibles – Goodwill and Other, requires entities to periodically assess the carrying value of goodwill by reviewing the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis, as defined by ASC 350. We assess the recoverability of goodwill in the third quarter of each fiscal year. We also use judgment in assessing whether we need to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes and other external events. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

We determine the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis and a market comparable method, with each method being equally weighted in the calculation.

Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company’s most recent long-range forecast and, for years beyond the forecast, the Company’s estimates, which are based on estimated exit multiples ranging from six to seven times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units and range from 13% to 17%. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

There was no indication of impairment in any of the Company’s reporting units during either the fiscal 2011 or the fiscal 2010 annual testing and accordingly, the second step of the goodwill impairment analysis was not performed. At the time of our fiscal 2011 annual testing, the fair value of the reporting units exceeded their carrying value by the following percentages: 17% for Waterworks, 50% for Facilities Maintenance, 68% for White Cap, 32% for Utilities, 4% for Crown Bolt, 24% for Repair & Remodel, and 166% for Electrical.

During fiscal 2009, as a result of our goodwill impairment testing, we recorded goodwill impairment charges of $219 million in our results from continuing operations.

The Company’s discounted cash flow model is based on HD Supply’s expectation of future market conditions for each of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company’s goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

Income Taxes

Income taxes are determined under the liability method as required by ASC 740, Income Taxes. Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. This measurement is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, are not “more likely than not” to be realized. The Company recorded a valuation allowance related to its U.S. continuing operations of $259 million, $228 million, and $7 million in fiscal 2011, fiscal 2010, and fiscal 2009, as it believes it is “more likely than not” all of the U.S. deferred income tax assets will not be realized. In addition, the Company recorded a $7 million valuation allowance reduction and a $2 million valuation allowance increase related to its U.S. discontinued operations for fiscal 2011 and fiscal 2010, respectively.

The Company follows the U.S. GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 provides guidance related to the financial statement recognition and measurement of tax positions taken or

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS, CONTINUED	HD SUPPLY, INC.

expected to be taken in a tax return. The standard prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management’s judgment given the facts, circumstances and information available at the reporting date. If these judgments are not accurate then future income tax expense or benefit could be different.

Self-insurance

We have a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and we are self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience.

To the extent the projected future development of the losses resulting from environmental, workers’ compensation, automobile, general and product liability claims incurred as of January 29, 2012 differs from the actual development of such losses in future periods, our insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.

Management estimates

Management believes the assumptions and other considerations used to estimate amounts reflected in our combined financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our combined financial statements, the resulting changes could have a material adverse effect on our combined results of operations, and in certain situations, could have a material adverse effect on our financial condition.